Exhibit 99.1

Biostage Announces Binding Agreement For $4.0 Million Private Placement

– Investment will provide path forward for Biostage -

- Focus remains on continued development in Pediatric Esophageal Atresia and Adult Esophagus -

– Closing and funding expected to occur later this month –

Holliston, MA, December 14, 2017 – Biostage, Inc. (OTCQB: BSTG), ("Biostage" or the "Company"), a biotechnology company developing bioengineered organ implants to treat cancers and other life-threatening conditions of the esophagus, bronchus and trachea, announced today that on December 11, 2017 it entered into a binding Memorandum of Understanding (the “MOU”) with a private investor for the private placement of 40,000,000 shares of the Company’s common stock, or a convertible preferred equivalent, at a purchase price of $0.10 per common share, and warrants to purchase 60,000,000 shares of the Company’s common stock, or a convertible preferred equivalent, for gross proceeds of $4.0 million. The investor advanced a $300,000 deposit on the private placement proceeds concurrently with the MOU’s execution. The Warrants will have an exercise price of $0.10 per common share which would represent an additional $6.0 million in funding to the company if fully exercised in the future. The price per share and warrants, and the exercise price per warrant, represent a 67% premium to the closing price of the Company’s common stock on the trading day prior to the execution of the MOU. Further, the investor understands the need for additional capital to transition Biostage to a clinical-stage company.

Jim McGorry, CEO of Biostage stated, “Biostage has been in survival mode for the past two months since the failure to fund by a prospective investor that we reported in October. Over the past 60 days we preserved our technology by securing all the data, know-how and mission-critical resources. What has emerged is a smaller company with a reduced cash burn and with all critical functions, partnerships, know-how, and assets in place. Through the due diligence process we were able to demonstrate to the investor a focused plan with strong support from scientific advisors and collaborators. We will work with the investor to re-establish normal operations and fund the promise of the company’s technology. This agreement is a fantastic next step forward. Our focus is on closing the private placement, funding and being back in operation at a more efficient size and structure. Or as I like to say, “back-in-business… better”.

The Company expects the private placement closing and funding to occur later this month. Following the funding, the Company plans to schedule a business update investor teleconference.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Biostage

Biostage is a biotechnology company developing bioengineered organ implants based on the Company's Cellframe™ technology which combines a proprietary biocompatible scaffold with a patient's own stem cells to create Cellspan organ implants. Cellspan implants are being developed to treat life-threatening conditions of the esophagus, bronchus or trachea with the hope of dramatically improving the treatment paradigm for patients. Based on its preclinical data, Biostage has selected life-threatening conditions of the esophagus as the initial clinical application of its technology.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements:

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to the private placement, including the closing and funding thereof, development expectations and regulatory approval of any of our products, including those utilizing our Cellframe technology, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which closings, offerings, expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of our products, including those utilizing our Cellframe technology, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, our ability to obtain the funding necessary for ongoing operations, our ability to obtain and maintain regulatory approval for our products and our ability to complete the private placement on a timely basis or at all; plus other factors described under the heading "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 or described in our other public filings. Our results may also be affected by factors of which we are not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Biostage expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contacts:

Tom McNaughton

Chief Financial Officer

774-233-7321

tmcnaughton@biostage.com